UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2018

Aquinox Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36327	98-0542593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 - 887 Great Northern Way,

Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (604) 629-9223

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement

On May 9, 2018, Aquinox Pharmaceuticals, Inc. (the “Company” or “we”), through its wholly owned subsidiary Aquinox Pharmaceuticals (Canada) Inc., entered into an exclusive license and collaboration agreement (the “Agreement”) with Astellas US LLC, a subsidiary of Astellas Pharma Inc. (“Astellas”). Subject to the terms of the Agreement, Aquinox has granted Astellas an exclusive, royalty-bearing license to use, research, develop, manufacture and commercialize the Company’s lead drug candidate, rosiptor, and related compounds for all human diseases and conditions in Japan and certain other countries in the Asia-Pacific region, including major markets such as Taiwan, Indonesia, Malaysia, South Korea, and Australia, but excluding China and India (the “Licensed Territory”). Rosiptor, a first-in-class, once-daily oral treatment, is currently in phase 3 clinical development for interstitial cystitis/bladder pain syndrome (IC/BPS) in North America and Europe. Aquinox retains all rights to Rosiptor and the other licensed compounds outside of the Licensed Territory (the “Retained Territory”).

Under the terms of the Agreement, Astellas is responsible for all development, regulatory and commercialization activities associated with the licensed compounds in the Licensed Territory. In general, Astellas will be solely responsible for costs relating solely to the development, registration and commercialization of the licensed compounds in the Licensed Territory and Aquinox will be solely responsible for costs relating solely to the development, registration and commercialization of the licensed compounds in the Retained Territory. Aquinox has agreed to undertake certain pre-clinical activities for rosiptor relevant to both the Licensed Territory and the Retained Territory, and to complete its on-going phase 1 and phase 3 clinical trials of rosiptor, at its expense. The Parties may agree to share certain other costs relating to both territories. Aquinox will initially be responsible for manufacturing and supplying rosiptor to Astellas for development in the Licensed Territory at an agreed cost, subject to a transfer of such manufacturing technology to Astellas. Following such technology transfer, Astellas would be solely responsible for the manufacture and supply of rosiptor for the Licensed Territory. The Parties will share certain costs relating to manufacturing development for rosiptor.

The Company will receive an upfront payment of $25 million in connection with the entry into the Agreement. The Company may also receive up to an additional $60M in development milestone payments and $70 million in commercial milestone payments, as well as royalties ranging from the low teens to low twenties on any future sales of rosiptor and other licensed products within the Licensed Territory. Astellas’ obligation to pay milestones will continue for so long as Astellas is developing or selling products under the Agreement, subject to the maximum milestone payment amounts set forth above. Astellas’ obligation to pay royalties with respect to a particular product and country will continue for the longer of the date of expiration of the last valid patent claim covering the product in that country, ten years from the date of the first commercial sale of such product in such country or expiration of regulatory exclusivity for such product in such country.

The Agreement contains customary termination rights relating to material breach by either party. Astellas has a unilateral right to terminate the Agreement in its entirety on six months’ notice at any time prior to the first commercial sale of a licensed product in the Licensed Territory, or on twelve months’ notice following such first commercial sale. Astellas may also terminate the Agreement on a country by country basis on ninety days’ notice if it determines that it is not commercially feasible to develop or commercialize rosiptor in such country.

The foregoing description of the Agreement is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Agreement, which together with the exhibits thereto, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2018. Certain terms of the Agreement have been omitted from this Form 8-K and will be omitted from the version to be filed as an exhibit to the Form 10-Q pursuant to a Confidential Treatment Request that the Company plans to submit to the Securities and Exchange Commission at the time of the filing of the Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aquinox Pharmaceuticals, Inc.

By:	/s/ Kamran Alam
Name:	Kamran Alam
Title:	Chief Financial Officer

Date: May 10, 2018